THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL A FINAL PROSPECTUS SUPPLEMENT HAS BEEN DELIVERED. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUPPLEMENT (SUBJECT TO COMPLETION) ISSUED MAY   , 2000
(TO PROSPECTUS DATED MARCH 3, 2000)

                                  $100,000,000

                       AMERICAN INTERNATIONAL GROUP, INC.

                   % CASH EXCHANGEABLE EQUITY-LINKED SENIOR NOTES
                                DUE MAY   , 2007

                             -------------------

 We will issue the notes in principal amounts of $100,000 and integral multiples
 of $1,000 in excess of $100,000 and pay interest at the rate of   % per year on
 the principal amount of each note. Interest will be paid semi-annually on each
 May   and November   , beginning November   , 2000, and at maturity.

 Beginning on June , 2000, you will have the right to exchange your notes for cash. At any one time, you must exchange at least $100,000 principal amount of notes or, if you own less than $100,000 principal amount of notes, all of your notes. If you exchange your notes, you will receive for each $1,000 principal
 amount of notes the cash equivalent of          shares of our common stock,
 based on the arithmetic average of the closing prices of our common stock on the 3 trading days from and including the day your notice is effective.
 If you exchange your notes, you will not receive any accrued but unpaid interest. This right to exchange your notes terminates at 11:00 a.m. (New York City time) on the earlier of (1) the trading day prior to the day on which we exercise our right to call the notes and (2) the fifteenth scheduled trading
 day prior to May   , 2007. If you exchange your notes on the fifteenth
 scheduled trading day prior to May   , 2007, the amount of cash you will
 receive will be based on the arithmetic average of the closing prices of our common stock over a 10 trading day period instead of a 3 trading day period.

 Beginning on May , 2003, we will have the right to call all of the notes and pay to you for each $1,000 principal amount of notes the greater of (1) the
 cash equivalent of the arithmetic average of the closing prices of       shares
 of our common stock on the 20 trading days from and including the day we send our call notice to you and (2) the principal amount of each note, plus, in either case, any accrued but unpaid interest up to, but not including, the call date. If we decide to call the notes, we will give you at least 30 but not more than 45 days' notice before the call date specified in the notice.

 The notes mature on May   , 2007. If you hold notes to maturity and have not
 exchanged your notes, we will pay to you the principal amount of each note plus any accrued but unpaid interest up to, but not including, the maturity date.

 We do not intend to list the notes on any securities exchange or quotation system.

 You should read the more detailed description of the notes in this prospectus supplement. In particular, you should review and understand the descriptions in 'Summary of Prospectus Supplement' and 'Description of Notes.'

                             -------------------

THE NOTES INVOLVE RISKS NOT ASSOCIATED WITH AN INVESTMENT IN CONVENTIONAL DEBT SECURITIES. SEE 'RISK FACTORS' BEGINNING ON PAGE S-7.

                             -------------------

                    PRICE     % AND ACCRUED INTEREST, IF ANY

                             -------------------

                                                               PRICE TO    UNDERWRITING DISCOUNTS   PROCEEDS TO
                                                                PUBLIC        AND COMMISSIONS         COMPANY
                                                               --------       ---------------       -----------
Per Note....................................................           %                  %                  %
Total.......................................................  $                  $                  $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted Morgan Stanley & Co. Incorporated the right to purchase up to an additional $15,000,000 principal amount of notes to cover over-allotments.

Morgan Stanley & Co. Incorporated expects to deliver the notes to purchasers on May , 2000.

                             -------------------

                           MORGAN STANLEY DEAN WITTER

May   , 2000

                               TABLE OF CONTENTS

        PROSPECTUS SUPPLEMENT           PAGE
        ---------------------           ----
Summary of Prospectus Supplement......   S-3
Risk Factors..........................   S-7
Description of Notes..................  S-12
Information about AIG.................  S-22
Historical Price Information Regarding
  AIG Stock...........................  S-22
Use of Proceeds.......................  S-23
Hedging Transactions by AIG...........  S-23
United States Taxation................  S-24
Underwriting..........................  S-26
Validity of the Debt Securities.......  S-28
Experts...............................  S-28
Official Notice of Exchange...........  A-1


              PROSPECTUS                PAGE
              ----------                ----
About this Prospectus.                     3
American International Group, Inc. ...     3
Use of Proceeds.......................     3
Consolidated Ratios of Earnings to
  Fixed Charges.......................     3
Description of Debt Securities AIG May
  Offer...............................     4
Legal Ownership.......................     5
Global Securities.....................     6
Overview of Remainder of this
  Description.........................     7
Plan of Distribution..................    13
Validity of the Debt Securities.......    14
Experts...............................    14
Where You Can Find More Information...    14

                        SUMMARY OF PROSPECTUS SUPPLEMENT

    The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this prospectus supplement and in the accompanying prospectus. You should carefully consider, among other things, the matters set forth in 'Risk Factors.'

    In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you should not rely on it. We are offering to sell the notes only in places where sales are permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

                                             THE NOTES
                                       We, American International Group, Inc., or AIG, are offering
                                       our    % Cash Exchangeable Equity-Linked Senior Notes due
                                       May   , 2007. The notes will be issued in principal amounts
                                       of $100,000 and integral multiples of $1,000 in excess of
                                       $100,000. Beginning on June   , 2000, you may exchange each
                                       note for cash as described below under 'Your Exchange
                                       Right.' Beginning on May   , 2003, we may call all the
                                       notes, as described below under 'Our Call Right.' If you
                                       hold the notes to maturity, which is May   , 2007, we will
                                       pay to you the principal amount of each note plus any
                                       accrued but unpaid interest up to, but not including, the
                                       maturity date.

   % INTEREST ON THE                   We will pay cash interest on the notes, at the rate of    %
PRINCIPAL AMOUNT                       of the principal amount per year, semi-annually on each
                                       May   and November   , beginning November   , 2000, and at
                                       maturity; provided, however, that if any such date is not a business day, payment will be made on the first following
                                       day that is a business day. The record date for each
                                       interest payment will be fifteen days before the relevant
                                       interest payment date, whether or not that record date is a business day. The amount of interest payable on each
                                       interest payment date will be calculated on the basis of a
                                       360-day year consisting of twelve 30-day months.

YOUR EXCHANGE RIGHT                    Beginning on June   , 2000, you may exchange each note for
                                       cash after giving notice to the calculation agent, as agent on our behalf. At any one time, you must exchange at least
                                       $100,000 principal amount of notes or, if you own less than
                                       $100,000 principal amount of notes, all of your notes.
                                       If you exchange a note, you will receive for each $1,000
                                       principal amount of notes the cash equivalent of the
                                       arithmetic average of the closing prices of       shares of
                                       AIG common stock over a period of trading days from and
                                       including the day your notice is effective. If you exercise your exchange right on the fifteenth scheduled trading day prior to maturity, which is the last day on which you may do so, the calculation period will be 10 trading days. In all other cases, the calculation period will be 3 trading days.
                                       See ' -- Effect of a Market Disruption' below. When you
                                       exchange your notes, the calculation agent will

                                       determine the amount of cash you will receive. See
                                       ' -- Calculation Agent' below.

                                       We refer to AIG common stock as AIG Stock. The exchange
                                       ratio of       shares of AIG Stock per $1,000 principal
                                       amount of notes will be adjusted for some types of corporate events that could affect the price of AIG Stock. The
                                       calculation agent will determine these adjustments.

                                       To exchange a note, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels on a trading day:

                                           fill out an Official Notice of Exchange in the form
                                           attached as Annex A to this prospectus supplement;

                                           deliver your Official Notice of Exchange to the
                                           calculation agent, as agent on our behalf, before 11:00
                                           a.m. (New York City time) on that day; and

                                           deliver your note certificate to The Bank of New York,
                                           the trustee for our debt securities, before 2:00 p.m. on
                                           that day.

                                       If you deliver to the calculation agent, as agent on our
                                       behalf, your Official Notice of Exchange on a day that is
                                       not a trading day, or after 11:00 a.m. (New York City time)
                                       on any trading day, or your note certificate is not received by The Bank of New York prior to 2:00 p.m. on that day, your notice will not become effective until the next trading day.

                                       If you exchange your notes, we will pay you on the third
                                       business day after the calculation agent determines the
                                       amount due to you. We will not pay any accrued but unpaid
                                       interest if you exercise your right to exchange your notes.

                                       Your right to exchange your notes will terminate at 11:00
                                       a.m. (New York City time) on the earlier of (1) the trading day prior to the day on which we exercise our right to call the notes and (2) the fifteenth scheduled trading day prior to maturity.

OUR CALL RIGHT                         Beginning on May   , 2003, we will have the right to call
                                       all of the notes and pay to you on the call date for each
                                       $1,000 principal amount of notes the greater of (1) the cash equivalent of the arithmetic average of the closing prices
                                       of         shares of AIG Stock on the 20 trading days from
                                       and including the day we send our call notice to you and
                                       (2) the principal amount of each note, plus, in either case, any accrued but unpaid interest up to, but not including,
                                       the call date. If we call the notes, we will do the
                                       following:

                                           send a notice announcing that we have decided to call
                                           the notes; and

                                           specify in the notice a call date when you will receive
                                           payment in exchange for delivering your notes to the
                                           trustee.

                                       If we decide to call the notes, we will give you at least 30 but not more than 45 days' notice before the call date
                                       specified in the notice.

AIG STOCK IS CURRENTLY                 The last reported sale price of AIG Stock on the New York
$     A SHARE                          Stock Exchange, Inc. on the date of this prospectus
                                       supplement was $     per share. You can review the
                                       publicly-reported prices of AIG Stock for the last three
                                       years in the 'Historical Price Information Regarding AIG
                                       Stock' section of this prospectus supplement.

EFFECT OF A MARKET DISRUPTION          When the calculation agent calculates the closing price or the arithmetic average of the closing prices of AIG Stock
                                       over a number of trading days, it will not include the
                                       closing price on any trading day during which a closing
                                       price could not be determined due to a market disruption
                                       event, except in the case of certain market disruption
                                       events. Instead, the closing price on the next trading day without a market disruption will be utilized. Where an
                                       average over a number of trading days is being calculated, the calculation period will be extended by the number of
                                       days on which a closing price could not be determined, but not beyond the second scheduled trading day prior to the
                                       maturity of the notes or, in the event we exercise our right to call the notes, the call date. See 'Description of
                                       Notes -- Settlement Price' in this prospectus supplement.
                                       Circumstances that constitute a market disruption event are described in this prospectus supplement under the heading
                                       'Description of Notes -- Market Disruption Event.'
                                       If a market disruption event delays the determination of a closing price or the arithmetic average of the closing
                                       prices of AIG Stock over a number of trading days, there
                                       will also be a corresponding delay in payment for your
                                       notes, but in no case will such delay extend beyond the call date or the maturity date, as the case may be.

RANKING                                The notes will be senior notes, ranking equally with all of our other unsecured, unsubordinated debt. The notes will not be secured by any collateral.

NO MANDATORY REDEMPTION                The notes are not subject to any mandatory redemption or
OR SINKING FUND                        sinking fund.

CALCULATION AGENT                      Pursuant to a calculation agency agreement, we have
                                       appointed Morgan Stanley & Co. Incorporated to act as
                                       calculation agent with respect to the notes. The calculation agent will determine the amount of cash that you will
                                       receive if you exercise your right to exchange your notes or if we exercise our right to call the notes. The calculation agent will also adjust the exchange ratio for some types of corporate events that could affect the price of the AIG
                                       Stock and that we describe below in the section called
                                       'Description of Notes -- Antidilution Adjustments to the
                                       Exchange Ratio' in this prospectus supplement. Pursuant to the calculation agency agreement, we will have the right to concur in or challenge the calculations and determinations of the calculation agent. See 'Description of
                                       Notes -- Calculation Agent' in this prospectus supplement.

USE OF PROCEEDS                        We estimate that the net proceeds from this offering will be
                                       approximately $            . We intend to use these net
                                       proceeds for general corporate purposes.

BOOK-ENTRY SECURITIES                  The notes will be issued only in the form of 'book-entry
                                       securities' held through The Depository Trust Company.

MORE INFORMATION ON THE NOTES          These notes are debt securities issued by AIG. You can find a general description of our debt securities in the
                                       accompanying prospectus dated March 3, 2000.

                                       BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE
                                       INFORMATION THAT MAY BE IMPORTANT TO YOU, INCLUDING THE
                                       SPECIFIC REQUIREMENTS FOR THE EXERCISE OF YOUR RIGHT TO
                                       EXCHANGE YOUR NOTES AND OF OUR RIGHT TO CALL THE NOTES. YOU
                                       SHOULD READ THE 'DESCRIPTION OF NOTES' SECTION IN THIS
                                       PROSPECTUS SUPPLEMENT FOR A MORE DETAILED DESCRIPTION OF THE
                                       TERMS OF THE NOTES. YOU SHOULD ALSO READ ABOUT SOME OF THE
                                       RISKS INVOLVED IN INVESTING IN THE NOTES IN THE SECTION
                                       CALLED 'RISK FACTORS.' WE URGE YOU TO CONSULT WITH YOUR
                                       INVESTMENT, LEGAL, ACCOUNTING AND OTHER ADVISORS WITH
                                       REGARDS TO ANY INVESTMENT IN THE NOTES.

                                       YOU AND EACH PERSON WHO OWNS THE NOTES REPRESENTS TO US THAT
                                       YOU HAVE A VALID BUSINESS PURPOSE FOR INVESTING IN THE
                                       NOTES, AND THAT INVESTING IN THE NOTES DOES NOT VIOLATE ANY
                                       LEGAL RULE OR AGREEMENT APPLICABLE TO YOU AND IS CONSISTENT
                                       WITH ANY INVESTMENT GUIDELINES APPLICABLE TO YOU AND WITH
                                       YOUR OVERALL INVESTMENT STRATEGY.

HOW TO REACH US                        You may contact us at our principal executive offices at
                                       70 Pine Street, New York, New York 10270 (telephone number
                                       (212) 770-7000).

                                  RISK FACTORS

    The notes are not secured debt and are more risky than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

YIELD TO MATURITY LESS THAN INTEREST ON     The notes pay interest at the rate of    % of the
  ORDINARY NOTES                            principal amount per year. This interest rate is lower
                                            than the interest rate that we would pay on ordinary
                                            debt securities issued and maturing at the same time as
                                            the notes.

NOTES MAY NOT BE ACTIVELY TRADED            There may be little or no secondary market for the
                                            notes. We do not intend to list the notes on any
                                            securities exchange or quotation system. Even if there
                                            is a secondary market, it may not provide enough
                                            liquidity to allow you to trade or sell the notes
                                            easily. The underwriter currently intends to act as a
                                            market maker for the notes, but is not required to do
                                            so. The spread between bid and asked prices for the
                                            notes in any such market may be different than the
                                            spread between bid and asked prices of AIG Stock.

MARKET PRICE OF NOTES INFLUENCED BY MANY    There are factors, many of which are beyond our control,
UNPREDICTABLE FACTORS                       that will influence the value of the notes, including:

                                                the market price of AIG Stock;

                                                the volatility (frequency and magnitude of changes
                                                in price) of AIG Stock;

                                                 the dividend rate on AIG Stock;

                                                 economic, financial, political and regulatory or
                                                 judicial events that affect securities markets
                                                 generally and which may affect the market price of
                                                 AIG Stock;

                                                 interest and yield rates in the market;

                                                 the time remaining until (1) you can exercise your
                                                 right to exchange your notes, (2) we can exercise
                                                 our right to call the notes and (3) the notes
                                                 mature; and

                                                 our creditworthiness.

                                            The market price and volatility of AIG Stock will also
                                            depend on many factors, many of which are also beyond
                                            our control, including:

                                                our financial results and prospects;

                                                regulatory developments; and

                                                other economic, financial, political, and regulatory
                                                or judicial events as described above.

                                            These factors will influence the price that you will
                                            receive if you sell your notes prior to maturity. For
                                            example, you may have to sell your notes at a
                                            substantial discount from the issue price if the market
                                            price of AIG Stock at the time you sell is at, below or
                                            not sufficiently above the price of AIG Stock when we
                                            agreed to sell the notes to the underwriter. These
                                            factors will also influence the price that

                                            you will receive if you exchange your notes, because the
                                            price of AIG Stock may decline during the 3 or 10 day
                                            period after you exercise your right to exchange your
                                            notes, which may result in you receiving less cash for
                                            your notes than you expected, including less than the
                                            principal amount of your notes.
                                            The future performance of AIG Stock cannot be predicted
                                            based on its historical performance.

YOU HAVE NO SHAREHOLDER RIGHTS              The notes do not entitle you to receive shares of AIG
                                            Stock. The notes are payable and exchangeable only for
                                            cash. Furthermore, as a holder of notes, you will not
                                            have the right to vote or receive dividends or other
                                            distributions or any other rights with respect to AIG
                                            Stock. The price of AIG Stock serves solely as an index
                                            used to determine the amount of cash you will receive if
                                            you exercise your right to exchange your notes or if we
                                            exercise our right to call the notes.

LIMITED ANTIDILUTION ADJUSTMENTS            The calculation agent will adjust the exchange ratio for
                                            some types of corporate events that could affect the
                                            price of AIG Stock, such as stock splits, stock
                                            dividends, and certain other corporate actions involving
                                            AIG, such as mergers. In addition, the calculation agent
                                            may, but is not required to, make adjustments for
                                            corporate events that can affect AIG Stock other than
                                            those described in this prospectus supplement. All of
                                            these adjustments will be made to reflect the
                                            consequences of those events and not with the aim of
                                            changing the relative investment risk involved in
                                            holding the notes. The determination by the calculation
                                            agent to adjust, or not to adjust, the exchange ratio
                                            may materially and adversely affect the market price of
                                            the notes.
                                            The calculation agent is not required to make an
                                            adjustment for every corporate event that could affect
                                            the market price of AIG Stock. For example, the
                                            calculation agent is not required to make any
                                            adjustments if AIG or anyone else makes a partial tender
                                            offer or a partial exchange offer for AIG Stock. If an
                                            event occurs that does not require the calculation agent
                                            to adjust the exchange ratio, the market price of the
                                            notes may be materially and adversely affected.
                                            All of the calculations and determinations of the
                                            calculation agent are subject to our challenge, as
                                            further described in this prospectus supplement under
                                            the heading 'Description of Notes -- Calculation Agent.'

HEDGING TRANSACTIONS AND OTHER              AIG has entered into hedging arrangements with Morgan
TRANSACTIONS MAY AFFECT THE VALUE           Stanley & Co. International Limited, an affiliate of the
OF THE NOTES                                underwriter, in connection with AIG's obligations under
                                            the notes. We refer to Morgan Stanley & Co.
                                            International Limited as MSIL. In connection with these
                                            hedging arrangements, the underwriter has purchased or
                                            will purchase shares of AIG Stock on behalf of MSIL and
                                            may

                                            purchase or enter into transactions with respect to AIG
                                            Stock, other securities of AIG, listed or
                                            over-the-counter options on AIG Stock, or other
                                            instruments it may wish to use in connection with such
                                            hedging in secondary market transactions at or before
                                            the time the underwriter agreed to purchase the notes
                                            from us. MSIL, directly or through its affiliates, is
                                            likely to sell shares of AIG Stock, such other
                                            securities, options or instruments, or liquidate any
                                            related hedge positions during any period for which
                                            Morgan Stanley & Co. Incorporated is calculating or
                                            determining the price of AIG Stock. MSIL, directly or
                                            through its affiliates, is also likely to modify its
                                            hedge position throughout the life of the notes by
                                            purchasing and selling shares of AIG Stock, or such
                                            other securities, options or instruments. No assurance
                                            can be made that such activity will not affect the
                                            market price of AIG Stock.
                                            Furthermore, as in the past, AIG intends to continue its
                                            practice of acquiring AIG Stock to satisfy its
                                            obligations under various employee benefit plans and for
                                            other corporate purposes. Therefore, AIG expects to
                                            acquire shares of AIG Stock and enter into other
                                            transactions related to AIG Stock during the term of the
                                            notes. To the extent that AIG or one or more of its
                                            subsidiaries has a position in AIG Stock or transactions
                                            related to AIG Stock or AIG continues its past practice
                                            of acquiring AIG Stock, AIG or one or more of its
                                            subsidiaries may reduce a portion of these positions or
                                            AIG may acquire AIG Stock during any period for which
                                            Morgan Stanley & Co. Incorporated is calculating or
                                            determining the price of AIG Stock. Depending on, among
                                            other things, future market conditions, the aggregate
                                            amount and the composition of such positions and the
                                            aggregate amount of any such acquisitions are likely to
                                            vary over time.
                                            In addition, during the life of the notes, the
                                            underwriter and its affiliates may engage in trading in
                                            AIG Stock for their proprietary accounts, for other
                                            accounts under their management and to facilitate
                                            transactions (including block transactions) on behalf of
                                            customers. Such trading, issuance or underwriting could
                                            affect the market price of AIG Stock and the notes. The
                                            underwriter also acts from time to time as an
                                            underwriter or initial purchaser of securities issued by
                                            AIG and its subsidiaries.
                                            The effect, if any, of any of these transactions and
                                            activities on the market price of AIG Stock or the notes
                                            will depend in part upon market conditions and cannot be
                                            ascertained at this time, but any of these activities
                                            could materially and adversely affect the value of AIG
                                            Stock, the value of the notes and, as a result, the
                                            amount of cash you will receive if you exercise your
                                            right to exchange your notes or if we exercise our right
                                            to call the notes.

POTENTIAL CONFLICTS OF INTEREST             As calculation agent, Morgan Stanley & Co. Incorporated
AMONG YOU, US, THE CALCULATION              will calculate how much cash you will receive if you
AGENT AND OUR SUBSIDIARIES                  exercise your right to exchange your notes or if we
                                            exercise our right to call the notes and what
                                            adjustments should be

                                            made to the exchange ratio to reflect some types of
                                            corporate events, subject to our right to concur in or
                                            challenge these calculations and determinations, as
                                            further described in this prospectus supplement under
                                            the heading 'Description of Notes -- Calculation Agent.'
                                            In addition, AIG, MSIL, directly or through its
                                            affiliates, and subsidiaries of AIG will carry out
                                            hedging activities related to the notes and may also
                                            enter into other transactions and arrangements relating
                                            to AIG Stock or such other securities, options or
                                            instruments as described above.
                                            Any of these activities could influence the calculations
                                            and determinations of Morgan Stanley & Co. Incorporated
                                            as calculation agent and our exercise of our right to
                                            concur in or challenge these calculations or
                                            determinations, and, accordingly, the amount of cash
                                            that you will receive if you exercise your right to
                                            exchange your notes or if we exercise our right to call
                                            the notes. In addition, these activities could
                                            potentially affect the value of AIG Stock, the value of
                                            the notes and, as a result, the amount of cash you will
                                            receive if you exercise your right to exchange your
                                            notes or if we exercise our right to call the notes.

EXCHANGE NOTICE DEADLINE;                   If you give notice to exchange your notes on a day that
PAYMENT UPON EXCHANGE                       is not a trading day or after 11:00 a.m. (New York City
                                            time) on a trading day, or your note certificate is not
                                            received by The Bank of New York prior to 2:00 p.m. on
                                            that day, your notice will not be effective until the
                                            next trading day, provided that the next trading day is
                                            a valid exchange date. See ' -- Termination of Exchange
                                            Right' below. Therefore, the amount of cash you will
                                            receive will be based on the arithmetic average price
                                            per share of AIG Stock at the close of the 3 or 10
                                            trading days from and including the trading day after
                                            you gave notice instead of the 3 or 10 trading days
                                            beginning with the day you give notice. As a result, you
                                            could receive less cash for your notes than you would
                                            have received had your notice been given on a trading
                                            day prior to the 11:00 a.m. (New York City time)
                                            deadline.

EFFECT OF MARKET MOVEMENTS AFTER            After you give notice to exchange your notes, or we
WE CALL THE NOTES OR YOUR DECISION          exercise our right to call the notes, the amount of cash
TO EXCHANGE YOUR NOTES                      you will receive will be based on the average price per
                                            share of AIG Stock at the close of the 3, 10 or 20
                                            trading days, as the case may be, from and including the
                                            trading day on which your notice is effective or, if we
                                            exercise our right to call the notes, the trading day on
                                            which we exercise our right to call the notes. The price
                                            of AIG Stock may decline during that 3, 10 or 20 day
                                            period, which may result in your receiving less cash for
                                            your notes than you expected, including, in the case of
                                            your exercise of your exchange right, less than the
                                            principal amount of your notes.

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VALIDITY OF AN EXCHANGE NOTICE              To be valid, when you give notice to exchange your
                                            notes, your notice must be in the form attached as
                                            Annex A to this prospectus supplement and must be given
                                            precisely as required. Exchange notices must be given to
                                            the calculation agent, as agent on our behalf, who will
                                            provide a copy to us and the trustee, The Bank of New
                                            York. Exchange notices which do not conform to the
                                            requirements of the form of notice attached as Annex A
                                            to this prospectus supplement will not be valid. Any
                                            questions as to the validity of an exchange notice will
                                            be determined by the calculation agent in its sole
                                            discretion.

TERMINATION OF EXCHANGE RIGHT               Your right to exchange your notes will terminate at
                                            11:00 a.m. (New York City time) on the earlier of:

                                                the trading day prior to the day on which we
                                                exercise our right to call the notes; and

                                                the fifteenth scheduled trading day prior to
                                                May   , 2007.

                                            If you give notice to exchange notes after 11:00 a.m.
                                            (New York City time) on the final day on which you may
                                            exchange notes, or your note certificate is not received
                                            by The Bank of New York prior to 2:00 p.m. on that day,
                                            your notes will not be exchanged. Once your right to
                                            exercise your notes terminates, you will no longer have
                                            the option under the notes to take advantage of any
                                            increase in the price of AIG Stock and will receive
                                            either:

                                                (1) if we call the notes, the greater of (a) the
                                                    cash equivalent of the arithmetic average of the
                                                    closing prices of          shares of AIG Stock
                                                    on the 20 days from and including the day we
                                                    send our call notice to you and (b) the
                                                    principal amount of each note; or

                                                (2) the principal amount of your notes in cash at
                                                    maturity

                                            plus, in either case, any accrued but unpaid interest up
                                            to, but not including, the call date or the maturity
                                            date, as the case may be.
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                              DESCRIPTION OF NOTES

    The following is a description of the Notes and, as used in this prospectus
supplement, the term 'Notes' refers to the    % Cash Exchangeable Equity-Linked
Senior Notes due May   , 2007. In this prospectus supplement, the terms 'AIG,'
'we,' 'us' and 'our' refer to American International Group, Inc.

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Aggregate Principal Amount.............  $100,000,000

Maturity Date..........................  May   , 2007

Issue Price............................  100%

Interest Rate..........................  % per annum

Interest Payment Dates.................  May   and November   , beginning November   , 2000, and
                                         on the Maturity Date; provided, however, that if any
                                         such Interest Payment Date is not a Business Day,
                                         payment will be made on the first following day that is
                                         a Business Day.

Record Date............................  Fifteen days before each Interest Payment Date, whether or not a Business Day.
Original Issue Date
(Settlement Date)......................  May   , 2000

CUSIP..................................  026874AN7

Minimum Denominations..................  $100,000 and integral multiples of $1,000 in excess of
                                         $100,000

Book Entry Notes.......................  The Notes will be delivered in global form through the book-entry delivery system of The Depository Trust
                                         Company.

Senior Notes...........................  The Notes will be senior notes of AIG, ranking equally with all of AIG's other unsecured, unsubordinated debt.
                                         The Notes will not be secured by any collateral.

Exchange Ratio.........................    , subject to adjustment for certain corporate events
                                         that could affect the price of AIG stock. See
                                         ' -- Antidilution Adjustments to the Exchange Ratio'
                                         below.

Exchange Date..........................  Any Trading Day that falls during the period beginning
                                         on June   , 2000 and ending at 11:00 a.m. (New York City
                                         time) on the earlier of (1) the Trading Day prior to the
                                         AIG Notice Date and (2) the fifteenth scheduled Trading
                                         Day prior to the Maturity Date.

Holder's Exchange Right................  On any Exchange Date, you can exchange each Note for cash; however, at any one time you must exchange at
                                         least $100,000 principal amount of Notes or, if you own
                                         less than $100,000 principal amount of Notes, all of
                                         your Notes.

                                         If you exchange a Note, you will be entitled, for each
                                         $1,000 principal amount of Notes, upon:
                                         (1) your completion and delivery to the Calculation
                                             Agent, as agent on our behalf, of an Official Notice
                                             of Exchange (in the form attached as Annex A
                                             hereto) before 11:00 a.m. (New York City time) on
                                             such date;
                                         (2) delivery on such date of such Notes to the Trustee
                                             prior to 2:00 p.m. (New York City time); and
                                         (3) payment of any interest amount as described below,
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                                         to receive cash in an amount equal to the Settlement
                                         Price (as determined over a Calculation Period of 3
                                         Trading Days, except in the event of certain Market
                                         Disruption Events). However, if you exercise your
                                         Holder's Exchange Right on the fifteenth scheduled
                                         Trading Day prior to the Maturity Date, which is the
                                         last date on which you can exercise this right, the
                                         Settlement Price will be determined over a Calculation
                                         Period of 10 Trading Days, except in the event of
                                         certain Market Disruption Events.

                                         Upon any such exchange, we will pay to you the
                                         Settlement Price in cash 3 business days after the
                                         Calculation Agent makes its final determination of the
                                         Settlement Price. However, if you exercise your Holder's
                                         Exchange Right on the fifteenth scheduled Trading Day
                                         prior to the Maturity Date, we will pay to you the
                                         Settlement Price on the Maturity Date.

                                         Upon any exercise of your Holder's Exchange Right, you
                                         will not receive any accrued but unpaid interest. If you
                                         exchange your Notes after a Record Date for the payment
                                         of interest and prior to the next succeeding Interest
                                         Payment Date, the Notes that you exchange must be
                                         accompanied by funds equal to the interest payable on
                                         the succeeding Interest Payment Date on the principal
                                         amount of Notes that you exchange.

AIG Call Right.........................  Beginning on May   , 2003, we may exercise our right to
                                         call the Notes, in whole but not in part, for mandatory
                                         redemption at the Call Price.

AIG Notice Date........................  The scheduled Trading Day on which we issue our notice of mandatory redemption, which will be at least 30 but
                                         not more than 45 days prior to the Call Date.

Call Date..............................  The scheduled Trading Day on or after May   , 2003
                                         specified by us in our notice of mandatory redemption on
                                         which we will pay cash to holders of the Notes called
                                         for mandatory redemption.

Call Price.............................  For each $1,000 principal amounts of Notes, the greater of (1) the Settlement Price (as determined over a
                                         Calculation Period of 20 Trading Days) and (2) $1,000,
                                         plus, in each case, any accrued but unpaid interest up
                                         to, but not including, the Call Date.

Calculation Period.....................  (1) Following an exercise of the Holder's Exchange Right
                                         (other than on the fifteenth scheduled Trading Day prior
                                         to the Maturity Date), the 3 immediately succeeding
                                         Trading Days from and including the Exchange Date;

                                         (2) following an exercise of the Holder's Exchange Right
                                         on the fifteenth scheduled Trading Day prior to the
                                         Maturity Date, the 10 immediately succeeding Trading
                                         Days from and including the Exchange Date; and

                                         (3) following the exercise of the AIG Call Right, the 20
                                         immediately succeeding Trading Days from and including
                                         the AIG Notice Date;
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                                         provided that no Calculation Period shall extend beyond
                                         the second scheduled Trading Day prior to (x) the
                                         Maturity Date, or (y) in the case of a Calculation
                                         Period described in clause (1) or (3) above, the Call
                                         Date.

Settlement Price.......................  The Settlement Price will be determined by the
                                         Calculation Agent and will equal the sum, for each of
                                         the 3, 10 or 20 scheduled Trading Days during the
                                         applicable Calculation Period (each a 'Determination
                                         Date'), of the products (each a 'Daily Value') of Parity
                                         and the Weighting (as defined below) for such
                                         Determination Date. The Weighting for each Determination
                                         Date will initially be 1/3, 1/10 or 1/20, depending on
                                         (and each denominator corresponding to) the number of
                                         Trading Days in the applicable Calculation Period;
                                         provided that, if a Market Disruption Event (as defined
                                         below) occurs on any such Determination Date
                                         (consequently, a 'Non-Determination Date'), then the
                                         Calculation Agent shall not compute a Daily Value for
                                         such Non-Determination Date and will instead compute the
                                         Daily Value on the next Trading Day when a Market
                                         Disruption Event does not preclude the determination of
                                         a Market Closing Price. If, however, there are less than
                                         the required number of scheduled Trading Days remaining
                                         in any Calculation Period, the Calculation Agent will
                                         weight the Daily Value for each succeeding Determination
                                         Date during the Calculation Period to ratably distribute
                                         the intended weight of such Non-Determination Date
                                         across the remaining Determination Dates.

                                         Accordingly, if a Market Disruption Event occurs during
                                         the Calculation Period, the Daily Values will be
                                         calculated as follows:

                                         (A) the Daily Value for each Determination Date
                                             preceding the first Market Disruption Event will be
                                             calculated using a Weighting of 1/3, 1/10 or 1/20,
                                             as applicable; and

                                         (B) the Daily Value for each Determination Date
                                             following a Market Disruption Event will be
                                             calculated using a Weighting that equals a fraction
                                             (i) the numerator of which will be the fraction that
                                             equals 1 minus the sum of the Weightings for all
                                             preceding Determination Dates and (ii) the
                                             denominator of which will be the lesser of (x) the
                                             original denominator and (y) the number of scheduled
                                             Determination Dates from and including such
                                             Determination Date to and including the last
                                             scheduled Determination Date in the applicable
                                             Calculation Period.

                                         If, following a Market Disruption Event, there is no
                                         succeeding Trading Day on which a Market Disruption
                                         Event does not exist, a final Daily Value will be
                                         determined on the last scheduled Trading Day in the
                                         Calculation Period notwithstanding the occurrence of a
                                         Market Disruption Event on such Trading Day. The value
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                                         of Parity used to determine that Daily Value will be the
                                         product of the Exchange Ratio for such day and the mean,
                                         as determined by the Calculation Agent, of the bid
                                         prices for one share of AIG Stock (or any other
                                         security) obtained from as many dealers in such stock,
                                         but not exceeding three, as will make such bid prices
                                         available to the Calculation Agent.

Parity.................................  With respect to any Determination Date, an amount equal to the product of (a) the Exchange Ratio and (b) the
                                         Market Closing Price of AIG Stock, each as determined on
                                         such Determination Date.

Market Closing Price...................  If AIG Stock (or any other security for which a Market
                                         Closing Price must be determined for purposes of the
                                         Notes) is listed on a national securities exchange, is a
                                         security of the Nasdaq National Market, or is included
                                         in the OTC Bulletin Board Service ('OTC Bulletin Board')
                                         operated by the National Association of Securities
                                         Dealers, Inc. (the 'NASD'), the Market Closing Price for
                                         one share of AIG Stock (or one unit of any such other
                                         security) on any Trading Day means:

                                         (1) the last reported sale price, regular way, on such
                                             day on the principal United States securities
                                             exchange registered under the Securities Exchange
                                             Act of 1934, as amended (the 'Exchange Act'), on
                                             which AIG Stock (or such other security) is listed
                                             or admitted to trading (without taking into account
                                             any extended or after-hours trading session); or

                                         (2) if not listed or admitted to trading on any such
                                             securities exchange or if such last reported sale
                                             price is not obtainable (even if AIG Stock (or such
                                             other security) is listed or admitted to trading on
                                             such securities exchange), the last reported sale
                                             price on the over-the-counter market as reported on
                                             the Nasdaq National Market or OTC Bulletin Board on
                                             such day (without taking into account any extended
                                             or after-hours trading session).

                                         In each case, the Market Closing Price or other
                                         calculations and determinations described above will be
                                         made by the Calculation Agent, subject to our right to
                                         concur in or challenge these calculations and
                                         determinations, as further described under the heading
                                         ' -- Calculation Agent' in this prospectus supplement.

                                         A 'security of the Nasdaq National Market' shall include
                                         a security included in any successor to such system, and
                                         the term 'OTC Bulletin Board Service' shall include any
                                         successor service thereto.

Trading Day............................  A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock
                                         Exchange, Inc. ('NYSE'), the American Stock Exchange,
                                         Inc., the Nasdaq National Market, the Chicago Mercantile
                                         Exchange, the Chicago Board of Options Exchange and in
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                                         the over-the-counter market for equity securities in the
                                         United States and on which a Market Disruption Event has
                                         not occurred which would preclude the determination of a
                                         Market Closing Price.

Business Day...........................  Means each Monday, Tuesday, Wednesday, Thursday and
                                         Friday which is not a day on which banking institutions
                                         in New York City are authorized or obligated by law to
                                         close.

Trustee................................  The Bank of New York

Calculation Agent......................  Morgan Stanley & Co. Incorporated will be the
                                         Calculation Agent. All calculations and determinations
                                         made by the Calculation Agent will be made pursuant to a
                                         Calculation Agency Agreement between the Calculation
                                         Agent and us, pursuant to which we will have certain
                                         rights to concur in or challenge the calculations and
                                         determinations of the Calculation Agent pursuant to the
                                         procedures outlined below.

                                         The Calculation Agent will provide us with prior notice
                                         of all calculations and determinations it makes relating
                                         to the Notes. These calculations and determinations, or
                                         any decision by the Calculation Agent not to make any
                                         calculation or determination, will be subject to our
                                         review and agreement. The Calculation Agent and we will
                                         each use our reasonable efforts to resolve expeditiously
                                         any disagreement concerning these calculations and
                                         determinations. If the Calculation Agent and we cannot
                                         reach an agreement regarding any calculation or
                                         determination, then we agree to jointly appoint four
                                         independent leading dealers in the relevant market each
                                         to make the calculation or determination. In the case of
                                         a calculation, the calculation will be the arithmetic
                                         average of the calculations of the appointed dealers
                                         without regard to the calculations having the highest
                                         and lowest values. In the case of a determination, the
                                         determination will be the agreement of at least three of
                                         the four dealers. If fewer than four dealers provide a
                                         calculation or if three dealers do not agree on a
                                         determination, then the Calculation Agent and we will
                                         jointly appoint additional independent dealers until we
                                         receive four calculations or three dealers agree on a
                                         determination as described above.

                                         All calculations and determinations made in accordance
                                         with the Calculation Agency Agreement will, in absence
                                         of manifest error, be conclusive and binding on you and
                                         us, subject to our right to challenge these calculations
                                         or determinations. See ' -- Calculation Agent' above.

Antidilution Adjustments to the
Exchange Ratio.........................  The Exchange Ratio will be adjusted by the Calculation
                                         Agent under circumstances described below as follows:

                                           (1)  If AIG Stock is subject to a stock split or
                                                reverse stock split, then once such split has become
                                                effective, the Exchange Ratio will be adjusted to
                                                equal the product of the prior Exchange Ratio,
                                                and
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                                                the number of shares issued in such stock split
                                                or reverse stock split with respect to one share
                                                of AIG Stock.

                                           (2)  If AIG Stock is subject (i) to a stock dividend
                                                (issuance of additional shares of AIG Stock) that
                                                is given ratably to all holders of shares of AIG
                                                Stock or (ii) to a distribution of AIG Stock as a
                                                result of the triggering of any provision of the
                                                corporate charter of AIG, then once the dividend
                                                has become effective and AIG Stock is trading
                                                ex-dividend, the Exchange Ratio will be adjusted
                                                so that the new Exchange Ratio shall equal the
                                                prior Exchange Ratio plus the product of (i) the
                                                number of shares issued with respect to one share
                                                of AIG Stock and (ii) the prior Exchange Ratio.

                                           (3)  There will be no adjustments to the Exchange
                                                Ratio to reflect cash dividends or other distributions
                                                paid with respect to AIG Stock other than
                                                distributions described in paragraph 5 below and
                                                Extraordinary Dividends as described below. A
                                                cash dividend or other distribution with respect
                                                to AIG Stock will be deemed to be an
                                                'Extraordinary Dividend' if such dividend or
                                                other distribution exceeds the immediately
                                                preceding non-Extraordinary Dividend for AIG
                                                Stock (as adjusted for any subsequent corporate
                                                event requiring an adjustment hereunder, such as
                                                a stock split or reverse stock split) by an
                                                amount equal to at least 10% of the Market Price
                                                of AIG Stock on the Trading Day preceding the ex-
                                                dividend date for the payment of such
                                                Extraordinary Dividend (the 'ex-dividend date').
                                                If an Extraordinary Dividend occurs with respect
                                                to AIG Stock, the Exchange Ratio with respect to
                                                AIG Stock will be adjusted on the ex-dividend
                                                date with respect to such Extraordinary Dividend
                                                so that the new Exchange Ratio will equal the
                                                product of (i) the then current Exchange Ratio
                                                and (ii) a fraction, the numerator of which is
                                                the Market Price on the Trading Day preceding the
                                                ex-dividend date, and the denominator of which is
                                                the amount by which the Market Price on the
                                                Trading Day preceding the ex-dividend date
                                                exceeds the Extraordinary Dividend Amount. The
                                                'Extraordinary Dividend Amount' with respect to
                                                an Extraordinary Dividend for AIG Stock will
                                                equal (i) in the case of cash dividends or other
                                                distributions that constitute quarterly
                                                dividends, the amount per share of such
                                                Extraordinary Dividend minus the amount per share
                                                of the immediately preceding non-Extraordinary
                                                Dividend for AIG Stock or (ii) in the case of
                                                cash dividends or other distributions that do not
                                                constitute quarterly dividends, the amount per
                                                share of such Extraordinary Dividend. To the
                                                extent an Extraordinary Dividend is not paid in
                                                cash, the
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                                                value of the non-cash component will be
                                                determined by the Calculation Agent, whose
                                                determination shall be conclusive (subject to our
                                                right to challenge this determination). A
                                                distribution on the AIG Stock described in
                                                paragraph 5 below that also constitutes an
                                                Extraordinary Dividend shall only cause an
                                                adjustment to the Exchange Ratio pursuant to
                                                paragraph 5 below.

                                           (4)  If there occurs any reclassification or change of
                                                AIG Stock, including, without limitation, as a result
                                                of the issuance of tracking stock by AIG, or if
                                                AIG has been subject to a merger, combination or
                                                consolidation and is not the surviving entity, or
                                                if there occurs a sale or conveyance to another
                                                corporation of the property and assets of AIG as
                                                an entirety or substantially as an entirety, in
                                                each case as a result of which the holders of AIG
                                                Stock shall be entitled to receive stock, other
                                                securities or other property or assets
                                                (including, without limitation, cash or other
                                                classes of stock of AIG) ('Exchange Property')
                                                with respect to or in exchange for such AIG
                                                Stock, then the holders of the Notes then
                                                outstanding will be entitled thereafter to
                                                exchange such Notes into the cash value, as
                                                determined by the Calculation Agent, of the kind
                                                and amount of Exchange Property that a holder of
                                                AIG Stock would have been entitled to receive
                                                upon such reclassification, change, merger,
                                                combination, consolidation, sale or conveyance
                                                immediately prior to any such corporate event,
                                                but without interest thereon. At such time, no
                                                adjustment will be made to the Exchange Ratio.

                                           (5)  If AIG issues to all of its shareholders equity
                                                securities of an issuer other than AIG (other
                                                than in a transaction described in paragraph 4
                                                above), then the holders of the Notes then
                                                outstanding will be entitled to receive the cash
                                                equivalent of a number of such new equity
                                                securities upon exchange of such Notes. The
                                                Exchange Ratio for such new equity securities
                                                will equal the product of the Exchange Ratio in
                                                effect for AIG Stock at the time of the issuance
                                                of such new equity securities times the number of
                                                shares of the new equity securities issued with
                                                respect to one share of AIG Stock.

                                           (6)  No adjustments to the Exchange Ratio will be
                                                required other than those specified above.
                                                However, we and the Calculation Agent may agree
                                                to make additional changes to the Exchange Ratio
                                                upon the occurrence of corporate or other similar
                                                events that affect or could potentially affect
                                                market prices of, or shareholders' rights in, AIG
                                                Stock (or other Exchange Property) but only to
                                                reflect such changes,
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                                                and not with the aim of changing relative
                                                investment risk.

                                         No antidilution adjustments to the Exchange Ratio will
                                         be required unless such adjustment would require a
                                         change of at least 0.1% in the Exchange Ratio then in
                                         effect. The Exchange Ratio resulting from any of the
                                         adjustments specified above will be rounded to the
                                         nearest one hundred-thousandth with five one-millionths
                                         being rounded upward.

                                         The Calculation Agent shall be responsible for the
                                         determination and calculation of any adjustments to the
                                         Exchange Ratio and of any related determinations and
                                         calculations with respect to the cash equivalent of any
                                         distributions of stock, other securities or other
                                         property or assets (including cash) in connection with
                                         any corporate event described in paragraph 4 or 5 above,
                                         and its determinations and calculations with respect
                                         thereto shall be conclusive for all purposes and be
                                         binding on you and us, subject to our right to challenge
                                         these calculations or determinations. See
                                         ' -- Calculation Agent' in this prospectus supplement.

                                         The Calculation Agent will provide information as to any
                                         adjustments to the Exchange Ratio upon written request
                                         by any holder of the Notes.

Market Disruption Event................  As described above, a Market Disruption Event may affect the ability of the Calculation Agent to determine the
                                         Market Closing Price of AIG Stock. A 'Market Disruption
                                         Event' means, with respect to AIG Stock, the occurrence
                                         or existence of any of the following, as determined by
                                         the Calculation Agent:

                                           a suspension, absence or material limitation of
                                           trading of AIG Stock on the primary market for AIG
                                           Stock for more than two hours of trading or during the
                                           one-half hour period preceding the close of trading in
                                           such market;

                                           a breakdown or failure in the price and trade
                                           reporting systems of the primary market for AIG Stock
                                           as a result of which the reported trading prices for
                                           AIG Stock during the last one-half hour preceding the
                                           closing of trading in such market are materially
                                           inaccurate; or

                                           the suspension, absence or material limitation on the
                                           primary market for trading in options contracts
                                           related to AIG Stock, if available, during the
                                           one-half hour period preceding the close of trading in
                                           the applicable market;

                                         and, in the case of any of these three alternatives,

                                           a determination by the Calculation Agent (subject to
                                           our right to concur in or challenge these calculations
                                           and determinations, as further described under the
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                                           heading ' -- Calculation Agent' in this prospectus
                                           supplement) that any event described above materially
                                           interfered with the ability of MSIL or any of its
                                           affiliates to unwind all or a material portion of the
                                           hedge with respect to the Notes.

                                         For purposes of determining whether a Market Disruption
                                         Event has occurred:

                                           a limitation on the hours or number of days of trading
                                           will not constitute a Market Disruption Event if it
                                           results from an announced change in the regular
                                           business hours of the relevant exchange;

                                           a decision to permanently discontinue trading in the
                                           relevant option contract will not constitute a Market
                                           Disruption Event;

                                           limitations pursuant to NYSE Rule 80A (or any
                                           applicable rule or regulation enacted or promulgated
                                           by the NYSE, any other self-regulatory organization or
                                           the Securities and Exchange Commission (the
                                           'Commission') of similar scope as determined by the
                                           Calculation Agent) on trading during significant
                                           market fluctuations shall constitute a suspension,
                                           absence or material limitation of trading;

                                           a suspension of trading in options contracts related
                                           to AIG Stock by the primary securities market trading
                                           in such options by reason of (x) a price change
                                           exceeding limits set by such securities exchange or
                                           market, (y) an imbalance of orders relating to such
                                           contracts or (z) a disparity in bid and ask quotes
                                           relating to such contracts will constitute a
                                           suspension, absence or material limitation of trading
                                           in options contracts related to AIG Stock;

                                           a suspension, absence or material limitation of
                                           trading on the primary securities market on which
                                           options contracts related to AIG Stock are traded will
                                           not include any time when such securities market is
                                           itself closed for trading under ordinary
                                           circumstances; and

                                           any after-hours or extended trading session will be
                                           disregarded.

Alternate Exchange Calculation in Case
  of an Event of Default...............  Under the heading 'Description of Debt Securities AIG
                                         May Offer -- Events of Default' in the accompanying
                                         prospectus is a description of when an Event of Default
                                         is deemed to have occurred in respect of the Notes. In
                                         case an Event of Default with respect to the Notes shall
                                         have occurred and be continuing, the amount declared due
                                         and payable upon any acceleration of any Note shall be
                                         determined by the Calculation Agent (subject to our
                                         right to concur in or challenge these calculations or
                                         determinations -- see ' -- Calculation Agent' in this
                                         prospectus supplement), and shall be equal to the
                                         principal amount of the Note plus any accrued and unpaid
                                         interest
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                                         at the rate of    % per year up to, but not including,
                                         the date of acceleration; provided that, if the holder
                                         of a Note has submitted an Official Notice of Exchange
                                         to us in accordance with its Holder's Exchange Right
                                         prior to the date of acceleration, the amount declared
                                         due and payable for each $1,000 principal amount of
                                         Notes upon acceleration shall be an amount equal to the
                                         Settlement Price (as determined over a Calculation
                                         Period of 3 or 10 Trading Days as the case may be) from
                                         and including the day its Notice of Exchange was
                                         effective (or if the date of acceleration occurs prior
                                         to any such Trading Day, on the date of acceleration),
                                         as determined by the Calculation Agent (subject to our
                                         right to concur in or challenge these calculations or
                                         determinations -- see 'Calculation Agent' in this
                                         prospectus supplement), and shall not include any
                                         accrued but unpaid interest thereon.
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                             INFORMATION ABOUT AIG

    AIG, a Delaware corporation, is a holding company which through its subsidiaries is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG's primary activities include both general and life insurance operations. Other significant activities are financial services and investment management. AIG Stock is registered under the Securities Exchange Act of 1934 (the 'Exchange Act'). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago,
Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York
10048, and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington,
D.C. 20549. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission.
The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by AIG pursuant to the Exchange Act can be located by reference to Commission file number 1-8787.

                HISTORICAL PRICE INFORMATION REGARDING AIG STOCK

    The following table sets forth the published high and low closing prices of AIG Stock on the NYSE, as well as dividends paid, during 1997, 1998, 1999 and a portion of 2000. We obtained the closing prices listed below from the NYSE
Composite Tape as reported by the National Quotation Bureau, Incorporated, and we believe such information to be accurate. These prices and dividends have been adjusted to reflect:

     the 5-for-4 stock split in the form of a 25% common stock dividend, paid
     July 30, 1999;

     the 3-for-2 stock split in the form of a 50% common stock dividend, paid
     July 31, 1998; and

     the 3-for-2 stock split in the form of a 50% common stock dividend, paid
     July 25, 1997.

    You should not take the historical prices of AIG Stock as an indication of future performance. We cannot give any assurance that the price of AIG Stock will increase sufficiently to cause holders of the Notes to receive an amount in excess of the principal amount on any Exchange Date.

                                      S-22





                                   AIG STOCK
                               (CUSIP 0268741073)

                                                                                    CASH
                                               HIGH               LOW             DIVIDENDS
                                               ----               ---             ---------
1997
First Quarter...............................  $ 45 1/2          $ 38 1/4           $ 0.036
Second Quarter..............................    53 7/16           40 9/16            0.036
Third Quarter...............................    56 13/16          50 3/8             0.040
Fourth Quarter..............................    59 1/2            52 1/4             0.040

1998
First Quarter...............................  $ 69               $ 53 5/8          $ 0.040
Second Quarter..............................    77 7/8            65 7/16            0.040
Third Quarter...............................    81 9/16           61                 0.045
Fourth Quarter..............................    80 11/16          53 1/4             0.045

1999
First Quarter...............................  $ 98 1/8          $ 78               $ 0.045
Second Quarter..............................   106 3/8            89 3/16            0.045
Third Quarter...............................    99 3/4            84 1/2             0.050
Fourth Quarter..............................   111 11/16          82                 0.050

2000
First Quarter...............................  $114 1/16         $ 81 7/16          $ 0.050
Second Quarter (through May 3, 2000)........   117 5/8           101 5/8             --

    The Market Closing Price of AIG Stock on the NYSE on the date of this
prospectus supplement was $      .

    We make no representation as to the amount of dividends, if any, that AIG will pay in the future. In any event, as an owner of a Note, you will not be entitled to receive dividends, if any, that may be payable on AIG Stock.

                                USE OF PROCEEDS

    The net proceeds we receive from the sale of the Notes will be used for general corporate purposes. See also 'Use of Proceeds' in the accompanying prospectus.

                          HEDGING TRANSACTIONS BY AIG

    AIG has entered into hedging arrangements with Morgan Stanley & Co. International Limited, an affiliate of the underwriter, in connection with AIG's obligations under the Notes. We refer to Morgan Stanley & Co. International Limited as MSIL. In connection with these hedging arrangements, the underwriter has purchased or will purchase shares of AIG Stock on behalf of MSIL and may purchase or enter into transactions with respect to AIG Stock, other securities of AIG, listed or over-the-counter options on AIG Stock or other instruments it may wish to use in connection with such hedging in secondary market transactions at or before the time the underwriter agreed to purchase the Notes from us. MSIL, directly or through its affiliates, is likely to sell shares of AIG Stock, or such other securities, options or instruments, or liquidate any related hedge positions during any period for which Morgan Stanley & Co. Incorporated is calculating and determining the price of AIG Stock. MSIL, directly or through its affiliates, is also likely to modify its hedge position throughout the life of the Notes by purchasing and selling shares of AIG Stock, or such other securities, options or instruments.

    Furthermore, as in the past, AIG intends to continue its practice of acquiring AIG Stock to satisfy its obligations under various employee benefit plans and for other corporate purposes. Therefore, AIG expects to acquire shares of AIG Stock and enter into transactions relating to AIG Stock during the term of the Notes. To the extent that AIG or one or more of its subsidiaries has a position in AIG Stock or AIG continues its past practice of acquiring AIG

Stock, AIG or one or more of its subsidiaries may reduce a portion of these positions or AIG may acquire AIG Stock during any period for which Morgan Stanley & Co. Incorporated is calculating or determining the price of AIG Stock. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions and the aggregate amount of any such acquisitions are likely to vary over time.

    The effect, if any, of any of these transactions and activities on the market price of AIG Stock or the Notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could materially and adversely affect the value of AIG Stock, the value of the Notes and, as a result, the amount of cash you will receive if you exercise your Holders' Exchange Right or we exercise the AIG Call Right.

                             UNITED STATES TAXATION

    This section describes the material United States federal income tax consequences of owning a Note. It is the opinion of Sullivan & Cromwell, counsel to us. It applies to you only if you are a United States holder of Notes who acquires Notes in the offering at the issue price and you hold your Note as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     a dealer in securities or currencies;

     a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

     a bank;

     a life insurance company;

     a tax-exempt organization;

     a person that owns a Note that is a hedge or that is hedged against interest rate risks;

     a person that owns a Note as part of a straddle or conversion transaction for tax purposes; or

     a person whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

TAX CONSEQUENCES OF RECEIVING INTEREST AND THE PURCHASE, SALE AND RETIREMENT OF NOTES

UNITED STATES HOLDERS

    This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are:

     a citizen or resident of the United States;

     a domestic corporation;

     an estate whose income is subject to United States federal income tax regardless of its source; or

     a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you, and you should refer to ' -- United States Alien Holders' below.

    Although the amounts to be received under the Notes are contingent upon the value of AIG Stock, you will not be subject to the special tax rules governing contingent payment debt obligations because those rules do not apply to debt instruments like your Note that provide for an option to convert the debt instrument into cash in an amount equal to the approximate value of the stock of the issuer. Instead, you should include any interest payment in income at the time you receive it or are required to accrue it, depending on your method of accounting for federal income tax purposes. You will generally recognize gain or loss on the sale, exchange or retirement of your Note equal to the difference between the amount you realize on the sale, exchange or retirement and the amount that you paid for your Note. You will recognize capital gain or loss when you sell or retire your Note, except to the extent attributable to accrued but unpaid interest. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year.

UNITED STATES ALIEN HOLDERS

    This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a Note and are, for United States federal income tax purposes:

     a nonresident alien individual;

     a foreign corporation;

     a foreign partnership; or

     an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Note.

If you are a United States holder, this section does not apply to you.

    Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a Note:

     we and other payors will not be required to deduct United States withholding tax from payments of principal and interest to you if, in the case of interest:

      1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of AIG entitled to vote,

      2. you are not a controlled foreign corporation that is related to AIG through stock ownership, and

      3. you certify to us or a U.S. payor, under penalties of perjury, that you are not a United States holder and provide your name and address, or a non-U.S. securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Note certifies to us or a U.S. payor, under penalties of perjury, that a similar statement has been received from you by it or by a similar financial institution between it and you and furnishes the payor with a copy thereof.

     no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your Note.

Further, a Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

     the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of AIG entitled to vote at the time of death; and

     the income on the Note would not have been effectively connected with a United States trade or business of the decedent at the same time.

    If you receive a payment after December 31, 2000, recently finalized Treasury withholding regulations will apply. Under these final withholding regulations, after December 31, 2000, you may use an alternative method to satisfy the certification requirement described above. Additionally, if you are a partner in a foreign partnership, after December 31, 2000, you, in addition to the foreign partnership, must provide the certification described above and the partnership must provide certain information. The Internal Revenue Service will apply a look-through rule in the case of tiered partnerships.

BACKUP WITHHOLDING AND INFORMATION REPORTING

UNITED STATES HOLDERS

    In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal and interest on your Note. In addition, the proceeds of the sale of your Note before maturity within the United States will be reported to the Internal Revenue Service. Additionally, backup withholding at a rate of 31% will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

UNITED STATES ALIEN HOLDERS

    You are generally exempt from backup withholding and information reporting with respect to any payments of principal or interest made by us and other payors if you provide the certification described under 'Tax Consequences of Receiving Interest and the Purchase, Sale and Retirement of Notes -- United States Alien Holders' and the payor does not have actual knowledge that you are a United States person. See ' -- United States Alien Holders' above for a discussion of the rules under the final withholding regulations. We and other payors, however, may report payments of interest on your Notes on Internal Revenue Service Form 1042-S.

    In general, payment of the proceeds from the sale of Notes to or through a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a United States alien holder, you will not be subject to information reporting and backup withholding if you certify as to your non-United States status, under penalties of perjury, or otherwise establish an exemption. Payments of the proceeds from the sale by a United States alien holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to a payment made outside the United States of the proceeds of a sale of a Note through an office outside the United States if the broker is:

     a United States person;

     a controlled foreign corporation for United States tax purposes;

     a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

     with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year:

     1. one or more of its partners are 'U.S. persons,' as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

     2. such foreign partnership is engaged in a United States trade or business;

unless the broker has documentary evidence in its records that you are a non-U.S. person and does not have actual knowledge that you are a U.S. person, or you otherwise establish an exemption.

                                  UNDERWRITING

    We have entered into an underwriting agreement with the underwriter relating to the offering and sale of the Notes. In the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, $100,000,000 principal amount of Notes.

    The obligations of the underwriter under the underwriting agreement are subject to the satisfaction of the conditions in the underwriting agreement. The underwriter has agreed to purchase all of the Notes (other than those covered by the over-allotment option) if they purchase any of the Notes.

    AIG has granted to the underwriter an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional $15,000,000 principal amount of the Notes at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriter may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with this offering. If the underwriter's option is exercised in full, the total price to the public would be $115,000,000, the
total underwriter's discounts and commissions would be $       , and total
proceeds to AIG would be $       .

    The underwriter proposes to offer the Notes directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price, less a commission not in excess
of    % of the principal amount. The underwriter may allow, and such dealers may
reallow, a commission not in excess of    % of the principal amount on sales to
certain other dealers. The offering of the Notes is made for delivery when, as and if accepted by the underwriter and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The underwriter reserves the right to reject any offer for the purchase of the Notes. After the initial public offering, the public offering price and other selling terms may be changed by the underwriter.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    The Notes will constitute a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange or quotation system or to seek the admission of the Notes to trading in the Nasdaq National Market System. We have been advised by the underwriter that the underwriter presently intends to make a market in the Notes following completion of the offering. However, the underwriter is not obligated to do so and any market-making activities with respect to the Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active market will develop for the Notes or as to the liquidity of or the trading market for the Notes. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Notes, future trading prices of the Notes (which could be at a discount to the principal amount of the Notes) will depend on many factors, including, among other things, prevailing interest rates, our results of operations and financial conditions and the market for similar securities.

    Morgan Stanley & Co. Incorporated and its affiliates have in the past and may in the future provide financial advisory and other services to AIG and its subsidiaries. MSIL is entering into the hedging transactions with AIG described above under 'Hedging Transactions by AIG.' Morgan Stanley & Co. Incorporated is also the Calculation Agent under the Notes. In addition, during the life of the Notes, the underwriter and its affiliates may engage in trading in AIG Stock for their proprietary accounts, for other accounts under their management and to facilitate transactions (including block transactions) on behalf of customers.

    Morgan Stanley & Co. Incorporated, acting as broker-dealer, may choose, but is not in any way obligated, to enter into transactions with or for holders who wish to purchase shares of AIG Stock at then prevailing market prices with the cash amounts such holders receive upon an exchange following the exercise of the Holder's Exchange Right or our exercise of the AIG Call Right.

    In connection with the offering, the underwriter may engage in over-allotment, stabilizing transactions and syndicate covering transactions. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. If the underwriter engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

                        VALIDITY OF THE DEBT SECURITIES

    The validity of the Notes will be passed upon for AIG by Sullivan & Cromwell, New York, New York. M. Bernard Aidinoff, a member of the Board of Directors of AIG, is Senior Counsel to Sullivan & Cromwell and beneficially owns 25,413 shares of AIG common stock and options to purchase 36,155 shares of AIG common stock. Partners of Sullivan & Cromwell involved in the representation of AIG beneficially own approximately 4,547 shares of AIG common stock. Davis Polk & Wardwell will pass upon some legal matters relating to the Notes for the underwriter.

                                    EXPERTS

    The consolidated financial statements and financial statement schedules of AIG and its subsidiaries incorporated into the prospectus accompanying this prospectus supplement by reference to AIG's Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                                                         ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE

                                              Dated: [On or after June   , 2000]

American International Group, Inc.
c/o Morgan Stanley & Co. Incorporated,
as Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: William Threadgill)

Ladies and Gentlemen:

    The undersigned holder of    % Cash Exchangeable Equity-Linked Senior Notes
due May   , 2007 of American International Group, Inc. (CUSIP No. 026874AN7)
(the 'Notes') hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. (New York City time) on any Trading Day, as of the next Trading Day), provided that such day is an Exchange Date, the Holder's Exchange Right as described in the prospectus supplement dated
May   , 2000 to the prospectus dated March 3, 2000 related to Registration
Statement No. 333-31024. Terms not defined herein have the meanings given to such terms in the prospectus supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon AIG will deliver cash 3 business days after there is a final determination of the amount payable (or on the Maturity Date, if this letter is received before 11:00 a.m. (New York City time), or is otherwise deemed effective, on the fifteenth scheduled Trading Day prior to the Maturity Date), in accordance with the terms of the Notes, as described in the prospectus supplement.

                                          Very truly yours,

                                          ......................................
                                          [Name of Holder]

                                          By:
                                           .....................................
                                             [Name]

                                           .....................................
                                             Title

                                           .....................................
                                             Fax No.

                                          $ ....................................
                                          Principal Amount of Notes surrendered
                                          for exchange*
Receipt of the above Official
Notice of Exchange is hereby acknowledged

AMERICAN INTERNATIONAL GROUP, INC., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By: MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:
    ..................................
    Title:

Date and time of acknowledgment: _____



---------
* At any one time, the holder must exchange at least $100,000 principal amount of Notes or, if the holder owns less than $100,000 principal amount of Notes, all of its Notes.

                     (This page intentionally left blank.)

PROSPECTUS

                                 $1,000,000,000
                       AMERICAN INTERNATIONAL GROUP, INC.
                                DEBT SECURITIES

                             -------------------

    American International Group, Inc. may offer its debt securities from time to time and in one or more series. These debt securities will have an initial public offering price or purchase price of up to $1,000,000,000 or will have the foreign currency or composite currency equivalent of this amount.

    AIG may issue all or a portion of these debt securities in the form of one or more permanent global certificates.

    At the time of sale, an accompanying prospectus supplement will describe the terms of the debt securities, and will include for each series of debt securities the initial public offering price, designation, aggregate principal amount (including whether determined by reference to an index), currency, denomination, premium, maturity, interest rate (whether fixed or floating), time of payment of any interest and any terms for mandatory or optional redemption.

                             -------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
  COMMISSION HAS APPROVED OR DISAPPROVED OF THESE DEBT SECURITIES OR
     DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -------------------

    AIG may sell these debt securities to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters, dealers or agents will be set forth in an accompanying prospectus supplement.

                             -------------------

                 The date of this prospectus is March 3, 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    3

American International Group, Inc. .........................    3

Use of Proceeds.............................................    3

Consolidated Ratios of Earnings to Fixed Charges............    3

Description of Debt Securities AIG May Offer................    4

Legal Ownership.............................................    5

Global Securities...........................................    6

Overview of the Remainder of this Description...............    7

Plan of Distribution........................................   13

Validity of the Debt Securities.............................   14

Experts.....................................................   14

Where You Can Find More Information.........................   14

                              -------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT OR INFORMATION CONTAINED IN DOCUMENTS WHICH YOU ARE REFERRED TO BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. AIG HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. AIG IS OFFERING TO SELL THE DEBT SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THOSE DOCUMENTS, REGARDLESS OF THE TIME OF DELIVERY OF THE DOCUMENTS OR ANY SALE OF THE DEBT SECURITIES.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that AIG filed with the SEC utilizing a shelf registration process. Under this shelf process, AIG may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the debt securities AIG may offer.

    Each time AIG sells debt securities, AIG will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described in the section entitled 'Where You Can Find More Information.'

    To see more detail, you should read our registration statement and the exhibits filed with our registration statement.

                       AMERICAN INTERNATIONAL GROUP, INC.

    AIG, a Delaware corporation, is a holding company which through its subsidiaries is primarily engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad.

    AIG's principal executive offices are located at 70 Pine Street, New York, New York 10270, and its telephone number is 212-770-7000.

                                USE OF PROCEEDS

    Unless otherwise indicated in any prospectus supplement, AIG intends to add the net proceeds from the sale of the debt securities to AIG's general funds. The funds will be used by AIG and its subsidiaries for general corporate purposes.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the historical ratios of earnings to fixed charges of AIG and its consolidated subsidiaries for the periods indicated:

               NINE MONTHS
           ENDED SEPTEMBER 30,                            YEARS ENDED DECEMBER 31,
     -------------------------------              -------------------------------------
        1999                  1998                  1998     1997   1996   1995   1994
        ----                  ----                  ----     ----   ----   ----   ----
        4.28                  3.87                  3.82     3.64   3.53   3.35   3.13

Earnings represent

     Income from operations before income taxes and adjustments for minority interest plus

     Fixed charges other than capitalized interest

     Amortization of capitalized interest

     The distributed income of equity investees

less

     The minority interest in pre-tax income of subsidiaries that do not have fixed charges.

Fixed charges include

     Interest, whether expensed or capitalized

     Amortization of debt issuance costs

     One third of rental expense. Management of AIG believes this is representative of the interest factor.

                  DESCRIPTION OF DEBT SECURITIES AIG MAY OFFER

    As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the indenture. The indenture is a contract, dated as of July 15, 1989, between AIG and The Bank of New York, which acts as trustee.

    The trustee has two main roles:

        1. The trustee can enforce your rights against AIG if AIG defaults on its obligations under the terms of the indenture or the debt securities. There are some limitations on the extent to which the trustee acts on your behalf, described later on page 12 under 'Remedies If an Event of Default Occurs'.

        2. The trustee performs administrative duties for AIG, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

    The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law. A copy of the indenture is an exhibit to AIG's registration statement. See 'Where You Can Find More Information' on page 14 for information on how to obtain a copy.

    AIG may issue as many distinct series of debt securities under the indenture as it wishes.

    This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement which describes the terms of each series of debt securities may also describe differences with the material terms summarized here.

    Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. In this summary, AIG describes the meaning of only some of the more important terms. For your convenience, AIG also includes references in parentheses to certain sections of the indenture. Whenever AIG refers to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. You must look to the indenture for the most complete description of what AIG describes in summary form in this prospectus.

    This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered.

    AIG may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. (Section 101) The prospectus supplement relating to the original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

    In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the pricing supplement relating to the series, if applicable. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

     the title of the series of debt securities;

     any limit on the aggregate principal amount of the series of debt securities;

     the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

     the date or dates on which the series of debt securities will mature;

     the rate or rates, which may be fixed or variable per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

     the place or places where the principal of (and premium, if any) and interest on the debt securities is payable;

     the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

     any mandatory or optional sinking funds or similar provisions or provisions for redemption at the option of the issuer;

     the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

     if other than denominations of $1,000 and any of its integral multiples, the denominations in which the series of debt securities will be issuable;

     the currency of payment of principal, premium, if any, and interest on the series of debt securities;

     if the currency of payment for principal, premium, if any, and interest on the series of debt securities is subject to the election of AIG or a holder, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

     any index used to determine the amount of payment of principal or premium, if any, and interest on the series of debt securities;

     the applicability of the provisions described under 'Defeasance' on page 11;

     any event of default under the series of debt securities if different from those described under 'What is an Event of Default' on page 12;

     if the series of debt securities will be issuable only in the form of global security, the depository or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

     any other special feature of the series of debt securities.

                                LEGAL OWNERSHIP

STREET NAME AND OTHER INDIRECT HOLDERS

    Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by AIG as legal holders of debt securities. This is called holding in street name. Instead, AIG would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in street name, you should check with your own institution to find out:

     How it handles securities payments and notices.

     Whether it imposes fees or charges.

     How it would handle voting if ever required.

     Whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below.

     How it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

DIRECT HOLDERS

    AIG's obligations, as well as the obligations of the trustee and those of any third parties employed by AIG or the trustee, run only to persons who are registered as holders of debt securities. As noted above, AIG does not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once AIG makes payment to the registered holder, AIG has no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

                               GLOBAL SECURITIES

    What is a Global Security? A global security is a special type of indirectly held security, as described above under 'Street Name and Other Indirect Holders'. If AIG chooses to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. AIG does this by requiring that the global security be registered in the name of a financial institution it selects and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of securities will be issued only in the form of global securities.

    Special Investor Considerations for Global Securities. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. AIG does not recognize this type of investor as a holder of debt securities and instead deals only with the depositary that holds the global security.

    If you are an investor, you should be aware that if debt securities are issued only in the form of global securities:

     You cannot get debt securities registered in your own name.

     You cannot receive physical certificates for your interest in the debt securities.

     You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See 'Street Name and Other Indirect Holders' on page 5.

     You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

     The depositary's policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. AIG and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. AIG and the trustee also do not supervise the depositary in any way.

    Special Situations When Global Security Will Be Terminated. In a few special situations described later, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or brokers to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled 'Street Name and Other Indirect Holders' on page 5 and 'Direct Holders' on page 6.

    The special situations for termination of a global security are:

     When the depositary notifies AIG that it is unwilling, unable or no longer qualified to continue as depositary.

     When AIG notifies the trustee that it wishes to terminate the global security.

     When an event of default on the securities has occurred and has not been cured. (Defaults are discussed later under 'Events of Default' on page 12.)

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not AIG or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 204 and 305)

    IN THE REMAINDER OF THIS DESCRIPTION, 'YOU' MEANS DIRECT HOLDERS AND NOT STREET NAME OR OTHER INDIRECT HOLDERS OF DEBT SECURITIES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ON PAGE 5 ENTITLED 'STREET NAME AND OTHER INDIRECT HOLDERS'.

                 OVERVIEW OF THE REMAINDER OF THIS DESCRIPTION

    The remainder of this description summarizes:

     ADDITIONAL MECHANICS relevant to the debt securities under normal circumstances, such as how you transfer ownership and where AIG makes payments;

     Your rights in several SPECIAL SITUATIONS, such as if AIG merges with another company or if AIG wants to change a term of the debt securities;

     Promises AIG makes to you about how it will run its business, or a business action AIG promises not to take known as a RESTRICTIVE COVENANT; and

     Your rights if AIG DEFAULTS or experiences other financial difficulties.

ADDITIONAL MECHANICS

FORM, EXCHANGE AND TRANSFER

    The debt securities will be issued:

     only in fully registered form

     without interest coupons

     in denominations that are even multiples of $1,000. (Section 302)

    You may have your debt securities broken into more debt securities of smaller denominations of not less than $1,000 or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

    You may exchange or transfer debt securities at the office of the trustee. The trustee acts as AIG's agent for registering debt securities in the names of holders and transferring debt securities. AIG may change this appointment to another entity or perform it itself. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. (Section 305)

    You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

    If AIG designates additional transfer agents, they will be named in the prospectus supplement. AIG may cancel the designation of any particular transfer agent. AIG may also approve a change in the office through which any transfer agent acts. (Section 1002)

    If the debt securities are redeemable and AIG redeems less than all of the debt securities of a particular series, AIG may block the transfer or exchange of debt securities during the period beginning 15 days before the day AIG mails the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. AIG may also refuse to register transfers or exchanges of debt securities selected for redemption, except that AIG will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305)

PAYMENT AND PAYING AGENTS

    AIG will pay interest to you if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and will be stated in the prospectus supplement. (Section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that AIG will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

    AIG will pay interest, principal and any other money due on the debt securities at the corporate trust office of the Trustee in New York City. That office is currently located at 101 Barclay Street, Floor 21W, New York, New York 10286. You must make arrangements to have your payments picked up at or wired from that office. AIG may also choose to pay interest by mailing checks.

    STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

    AIG may also arrange for additional payment offices, and may cancel or change these offices, including its use of the trustee's corporate trust office. These offices are called paying agents. AIG may also choose to act as its own paying agent. AIG must notify you of changes in the paying agents for any particular series of debt securities. (Section 1002)

NOTICES

    AIG and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee's records. (Sections 101 and 106)

    Regardless of who acts as paying agent, all money paid by AIG to a paying agent that remains unclaimed at the end of three years after the amount is due to direct holders will be repaid to AIG. After that three-year period, you must look to AIG for payment and not to the trustee or any other paying agent. (Section 1003)

SPECIAL SITUATIONS

MERGERS AND SIMILAR EVENTS

    AIG is generally permitted to consolidate or merge with another company or firm. AIG is also permitted to sell or lease substantially all of its assets to another firm, or to buy or lease substantially all of the assets of another firm. However, AIG may not take any of these actions unless all the following conditions are met:

     Where AIG merges out of existence or sells or leases its assets, the other firm may not be organized under a foreign country's laws, that is, it must be a corporation, partnership or trust organized under the laws of a state of the United States or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities.

     The merger, sale of assets or other transaction must not cause a default on the debt securities, and AIG must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving AIG default notice or AIG's default having to exist for a specific period of time were disregarded.

     It is possible that the merger, sale of assets or other transaction would cause some of the voting stock of AIG's designated subsidiaries to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that voting stock over the holders of the debt securities if they are not paid back. AIG and its designated subsidiaries have promised to limit these preferential rights on the voting stock of AIG's designated subsidiaries, called liens, as discussed later on page 10 under 'Restriction on Liens.' If a merger or other transaction would create any liens on the voting stock of our designated subsidiaries, AIG and its designated subsidiaries must comply with that restrictive covenant. AIG and its designated subsidiaries would do this by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the voting stock of AIG's designated subsidiaries to you and the other direct holders of the debt securities. (Section 801)

MODIFICATION AND WAIVER

    There are three types of changes AIG can make to the indenture and the debt securities.

    Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

     change the stated maturity of the principal or interest on a debt security reduce any amounts due on a debt security

     reduce the amount of principal payable upon acceleration of the maturity of a debt security (including the amount payable on an original issue discount security) following a default change the place or currency of payment on a debt security impair your right to sue for payment

     reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults modify any other aspect of the provisions dealing with modification and waiver of the indenture (Section 902)

    Changes Requiring a Super-Majority Vote or Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning 66 2/3% of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the debt securities. (Section 902) The same vote would be required for AIG to obtain a waiver of all or part of the restrictive covenant described later on page 10. (Section 1008) AIG may obtain a waiver of a past default from the holders of debt securities owning a majority of the principal amount of the particular series affected. However, AIG cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously on page 9 under 'Changes Requiring Your Approval' unless AIG obtains your individual consent to the waiver.
(Section 513)

    Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities. (Section 901)

    Further Details Concerning Voting. When taking a vote, AIG will use the following rules to decide how much principal amount to attribute to a debt security:

     For original issue discount securities, AIG will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

     For debt securities whose principal amount is not known (for example, because it is based on an index), AIG will use a special rule for that debt security described in the prospectus supplement.

     For debt securities denominated in one or more foreign currencies or currency units, AIG will use the U.S. dollar equivalent.

    Debt securities will not be considered outstanding, and therefore not eligible to vote, if AIG has deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later on page 11 under 'Full Defeasance.' (Section 101)

    AIG will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If AIG or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 90 days following the record date. (Sections 501, 512, 902 and 1008)

    STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF AIB SEEKS TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

RESTRICTIVE COVENANT

COVENANT

    Restriction on Liens. Some of the voting stock of certain of AIG's designated subsidiaries may be subject to a mortgage or other legal mechanism that gives lenders preferential rights in that voting stock of AIG's designated subsidiaries over the holders of the debt securities if they are not paid back. These preferential rights are called LIENS. Except as otherwise specified in any prospectus supplement, AIG promises that neither it nor its designated subsidiaries will become obligated on any new debt that is secured by a lien on any shares of voting stock of any of AIG's designated subsidiaries, unless you and the other direct holders of the securities (and, if AIG elects, any other holders of debt issued by AIG) are granted an equivalent or higher-ranking lien on the same property. (Section 1006)

    Certain Definitions Relating to our Restrictive Covenant. Following are the meanings of the terms that are important in understanding the restrictive covenant previously described.

    Designated subsidiary means American Home Assurance Company, National Union Fire Insurance Company of Pittsburgh, Pa., and any subsidiary the assets of which, determined as of the last day of the most recent calendar quarter ended at least 30 days prior to the date of determination and in accordance with generally accepted accounting principles as in effect on the last day of that calendar quarter, exceed 20% of the consolidated assets of AIG. As of September 30, 1999, there were no subsidiaries of AIG with assets, determined in accordance with generally accepted accounting principle as in effect on that date, in excess of 20% of the consolidated assets of AIG. (Section 101)

    Subsidiary means a corporation, partnership or trust in which AIG and/or one or more of its other subsidiaries owns at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for election of directors. (Section 101)

    Consolidated assets of AIG means the assets of AIG and its consolidated subsidiaries, to be determined as of the last day of the most recent calendar quarter ended at least 30 days prior to the date of the determination and in accordance with generally accepted accounting principles as in effect on the last day of that calendar quarter. (Section 101)

DEFEASANCE

    The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if AIG chooses to have them apply to that series. If AIG does so choose, it will state that in the prospectus supplement. (Section 1301)

    Full Defeasance. If there is a change in federal tax law, as described below, AIG can legally release itself from any payment or other obligations on the debt securities, called full defeasance, if AIG puts in place the following other arrangements for you to be repaid:

     AIG must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

     There must be a change in current federal tax law or an IRS ruling that lets AIG make the above deposit without causing you to be taxed on the debt securities any differently than if AIG did not make the deposit and just repaid the debt securities itself. (Under current federal tax law, the deposit and AIG's legal release from the debt securities would be treated as though it took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to AIG.)

     AIG must deliver to the trustee a legal opinion of AIG's counsel confirming the tax law change described above. (Sections 1302 and 1304)

    If AIG ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to AIG for repayment in the unlikely event of any shortfall.

    Covenant Defeasance. Under current federal tax law, AIG can make the same type of deposit described above and be released from the restrictive covenant in the debt securities. This is called covenant defeasance. In that event, you would lose the protection of that restrictive covenant but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, AIG must do the following:

     AIG must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

     AIG must deliver to the trustee a legal opinion of its counsel confirming that under current federal income tax law AIG may make the above deposit without causing you to be taxed on the debt securities any differently than if AIG did not make the deposit and just repaid the debt securities itself.

    If AIG accomplishes covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

     AIG's promises regarding conduct of its business previously described on page 10 under 'Covenant,' and any other covenants applicable to the series of debt securities and described in the prospectus supplement.

     The condition regarding the treatment of liens when AIG merges or engages in similar transactions, as previously described on page 9 under 'Mergers and Similar Events.'

     The events of default relating to breach of covenants and acceleration of the maturity of other debt, described later on page 12 under 'What Is an Event of Default?'.

    If AIG accomplishes covenant defeasance, you can still look to AIG for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as a bankruptcy of AIG) and the debt securities become immediately due and payable, there may be such a shortfall. (Sections 1303 and 1304)

DEFAULT AND RELATED MATTERS

RANKING

    The debt securities are not secured by any of AIG's property or assets. Accordingly, your ownership of debt securities means you are one of AIG's unsecured creditors. The debt securities are not subordinated to any of AIG's other debt obligations and therefore they rank equally with all of AIG's other unsecured and unsubordinated indebtedness.

EVENTS OF DEFAULT

    You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

    What Is an Event of Default? The term 'Event of Default' means any of the following:

     AIG does not pay the principal or any premium on a debt security on its due date.

     AIG does not pay interest on a debt security within 30 days of its due date.

     AIG does not deposit money in a separate account, known as a sinking fund, when a deposit is due.

     AIG remains in breach of the restrictive covenant described on page 10 or any other term of the indenture for 60 days after it receives a notice of default stating it is in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

     If an event of default occurs with respect to a different series of debt securities issued under the indenture and AIG's obligation to repay such other series of debt securities is accelerated, and this repayment obligation remains accelerated for 30 days after AIG receives a notice of default by the trustee or holders of 10% of the principal amount of the affected debt securities.

     AIG files for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

     Any other event of default described in the prospectus supplement occurs. (Section 501)

    Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debt securities of the affected series. (Section 502)

    Reference is made to the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

    Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

    Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

     You must give the trustee written notice that an event of default has occurred and remains uncured.

     The holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

    The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

    However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 508)

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

    AIG will furnish to the trustee every year a written statement of certain of its officers certifying that to their knowledge AIG is in compliance with the indenture and the debt securities, or else specifying any default. (Section
1007)

OUR RELATIONSHIP TO THE TRUSTEE

    The Bank of New York from time to time provides normal banking services to AIG and its subsidiaries.

                              PLAN OF DISTRIBUTION

    AIG may sell debt securities:

     to or through underwriting syndicates represented by managing underwriters;

     through one or more underwriters without a syndicate for them to offer and sell to the public;

     through dealers or agents; and

     to investors directly in negotiated sales or in competitively bid transactions.

    Any underwriter or agent involved in the offer and sale of any series of the debt securities will be named in the prospectus supplement.

    The prospectus supplement for each series of debt securities will describe:

     the terms of the offering of these debt securities, including the name of the agent or the name or names of any underwriters;

     the public offering or purchase price;

     any discounts and commissions to be allowed or paid to the agent or underwriters and all other items constituting underwriting compensation;

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     any discounts and commissions to be allowed or paid to dealers; and

     other specific terms of the particular debt securities.

    Only the agents or underwriters named in a prospectus supplement are agents or underwriters in connection with the debt securities being offered by that prospectus supplement.

    Underwriters, agents and dealers may be entitled, under agreements with AIG, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.

    Underwriters to whom debt securities are sold by AIG for public offering and sale are obliged to purchase all of those particular debt securities if any are purchased. This obligation is subject to certain conditions and may be modified in the applicable prospectus supplement.

    Underwriters, dealers or agents may engage in transactions with, or perform services for, AIG or its subsidiaries or affiliates in the ordinary course of business.

                        VALIDITY OF THE DEBT SECURITIES

    Unless otherwise specified in any prospectus supplement, the validity of the debt securities will be passed upon for AIG by Sullivan & Cromwell, New York, New York. M. Bernard Aidinoff, a member of the Board of Directors of AIG, is Senior Counsel to Sullivan & Cromwell and beneficially owns 26,789 shares of AIG common stock and options to purchase 36,156 shares of AIG common stock. Partners of Sullivan & Cromwell involved in the representation of AIG beneficially own approximately 4,547 shares of AIG common stock.

                                    EXPERTS

    The consolidated financial statements and financial statement schedules of AIG and its subsidiaries incorporated in this prospectus by reference to AIG's Annual Report on Form 10-K for the year ended December 31, 1998 and AIG's Current Report on Form 8-K dated June 3, 1999, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    AIG files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents that AIG files at:

                               SEC Public Reference Room
                               450 Fifth Street, N.W.
                               Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information.

    AIG's filings are also available to the public through:

                               The SEC web site at http://www.sec.gov

                               The New York Stock Exchange
                               20 Broad Street
                               New York, New York 10005

AIG's common stock is listed on the NYSE.

    The SEC allows AIG to 'incorporate by reference' the information AIG files with the SEC, which means that AIG can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that AIG files with the SEC will automatically update and supersede that information as well as the information included in this prospectus. AIG incorporates by reference the documents listed in the accompanying box and any future filings made with the SEC under

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Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all the debt securities are sold. This prospectus is part of a registration statement AIG filed with the SEC.

    Annual Report on Form 10-K for the year ended December 31, 1998.

    Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

    Current Report on Form 8-K dated June 3, 1999, as amended.

    AIG will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request your copy by writing or telephoning AIG at the following address:

                               American International Group, Inc.
                               Director of Investor Relations
                               70 Pine Street
                               New York, New York 10270
                               (212) 770-7074

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